STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket
Issuer	Deutsche Bank AG (“Deutsche Bank”), London Branch
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called prior to the final Observation Date
Market Measure	An equally weighted equity basket comprised of the Russell 2000® Index (Bloomberg symbol: "RTY") and the EURO STOXX 50® Index (Bloomberg symbol: "SX5E"). Each Basket Component is a price return index.
Automatic Call	Automatic call if the Observation Level of the Market Measure on any Observation Date is equal to or greater than the call level (100% of the starting value)
Observation Level	The value of the Market Measure on any Observation Date
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Amounts
In the event of an automatic call, the Call Amount payable per unit will be:
•   [$10.350 to $10.550] if called on the first Observation Date
•   [$10.525 to $10.825] if called on the second Observation Date
•   [$10.700 to $11.100] if called on the final Observation Date
The actual Call Amounts will be determined on the pricing date.

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 5% decline, with up to 95% of your principal at risk
Threshold Value	95% of the starting value
Investment Considerations
This investment is designed for investors who anticipate that the Observation Level on any of the Observation Dates will be equal to or greater than the call level and, in that case, accept an early exit from the investment, and are willing to accept that the return on their investment will be capped at the applicable call premium, take downside risk below the Threshold Value and forgo interim interest payments.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1159508/000095010315002690/dp55019_fwp-str49.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.
•
Payments on the notes, including any repayment of principal, are subject to the credit risk of Deutsche Bank and any resolution measure imposed by its competent resolution authority, and actual or perceived changes in its creditworthiness are expected to affect the value of the notes. If Deutsche Bank becomes insolvent, is unable to pay its obligations or any resolution measure becomes applicable to it, you may lose your entire investment.

•	Your investment return is limited to the return represented by the applicable call premium and may be less than a comparable investment directly in the stocks included in the Basket Components.
•	Changes in the level of one Basket Component may be offset by changes in the level of the other Basket Component.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•
You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	Your return on the notes may be affected by factors affecting the international securities markets, specifically changes within the Eurozone.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Deutsche Bank AG has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the Securities and Exchange Commission for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free 1-800-294-1322.

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-184193 Date April 2, 2015